Corporate Headquarters 217 North Monroe Street Tallahassee, FL 32301	News Release For Immediate Release May 27, 2010

For Information Contact:

J. Kimbrough Davis

Executive Vice President and Chief Financial Officer

850.402.7820

Capital City Bank Group, Inc. Board of Directors

Announces Quarterly Dividend

Tallahassee, Fla., May 27, 2010 -- The Board of Directors of Capital City Bank Group, Inc. (NASDAQ: CCBG) today declared a quarterly dividend in the amount of $.10 per share. The cash dividend is payable on June 21, 2010 to shareowners of record as of June 7, 2010. This action represents a reduction in the quarterly dividend from $.19 per share in prior quarters.

“We recognize the importance of the dividend to our shareowners and the significance of this decision. Given the current market conditions, we believe this precautionary action is prudent and will better position the Company for the long term, while maintaining a dividend competitive with our peers,” said Capital City Bank Group Chairman, President and CEO, William G. Smith, Jr.

“We have historically paid a dividend that produced an annual yield of approximately 2%. Given our stock price over the past 18 months, our dividend has been yielding approximately 5%, which is not consistent with our long-term operating philosophy. Based on a May 26, 2010, closing price of $15.04 per share, the annualized dividend yield is 2.66%,” Smith added.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.7 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 70 banking offices and 79 ATMs in Florida, Georgia and Alabama.

Caution Concerning Forward-Looking Statements:

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; the adequacy of the Company’s cash flow and earnings and other conditions which may affect the Company’s ability to maintain its quarterly dividend at the current level; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

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